Exhibit 3.3

RESTATED AND AMENDED ARTICLES OF INCORPORATION

OF

GIFT CARD DIGEST CORP.

It is hereby certified that:

1.

The present name of the corporation (hereinafter called the “Corporation”) is Gift Card Digest Corp.

2.

The name under which the Corporation was originally incorporated is Gift Card Digest Corp.  The original Articles of Incorporation of the Corporation were filed with the Secretary of State of the State of Florida on November 18, 2008, under Document Number P08000102381.

3.

The provision of the Articles of Incorporation are hereby restated and amended in this instrument, which is entitled Restated and Amended Articles of Incorporation of Gift Card Digest Corp.

4.

The Board of Directors of the Corporation has duly adopted the below Restated and Amended Articles of Incorporation on April 18, 2010.

5.

On April 18, 2010, the shareholders of the Corporation, acting through the written consent of the holders of a majority in interest of the voting capital stock of the Corporation, approved the below Restated and Amended Articles of Incorporation which represents a number of votes cast in favor which is sufficient for approval of the Restated Articles of Incorporation:

ARTICLE I

CORPORATE NAME

The name of this Corporation shall be amended to be Rx Technologies Corp.

ARTICLE II

PRINCIPAL OFFICE

The principal office and mailing address of the Corporation is 7076 Spyglass Avenue, Parkland, Florida 33076.

ARTICLE III

NATURE OF BUSINESS AND POWERS

The general nature of the business to be transacted by this Corporation shall be to engage in any and all lawful business permitted under the laws of the United States and the State of Florida.

ARTICLE IV

CAPITAL STOCK

The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be 500,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of Preferred Stock, par value $.001 per share.

Classes and series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such classes or series of Preferred Stock as adopted by the Board of Directors.

ARTICLE V

TERM OF EXISTENCE

This Corporation shall have perpetual existence.

ARTICLE VI

BOARD OF DIRECTORS

The number of directors to constitute the Board of Directors shall be such number as fixed by a resolution adopted by the Board of Directors.

ARTICLE VII

INDEMNIFICATION

To the fullest extent permitted by the Florida Business Corporation Act, the Corporation shall indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that such person (i) is or was a director of the Corporation; (ii) is or was serving at the request of the Corporation as a director of another corporation, provided that such person is or was at the time a director of the Corporation; or (iv)is or was serving at the request of the Corporation as an officer of another Corporation, provided that such person is or was at the time a director of the corporation or a director of such other corporation, serving at the request of the Corporation.  Unless otherwise expressly prohibited by the Florida Business Corporation Act, and except as otherwise provided in the previous sentence, the Board of Directors of the Corporation shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit, or proceeding by reason of the fact such person is or was an officer, employee or agent of the Corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  No person falling within the purview of this paragraph may apply for indemnification or advancement of expenses to any court of competent jurisdiction.

ARTICLE VIII

AFFILIATED TRANSACTIONS

This Corporation expressly elects not to be governed by Section 607.0901 of the Florida Business Corporation Act, as amended from time to time, relating to affiliated transactions.

ARTICLE IX

CONTROL SHARE ACQUISITIONS

This Corporation expressly elects to be governed by Section 607.0902 of the Florida Business Corporation Act, as amended from time to time, relating to control share acquisitions.

IN WITNESS WHEREOF, the Corporation has caused this Restated and Amended Articles of Incorporation to be duly adopted by its Board of Directors on April 18, 2010 and approved by its shareholders in accordance with the provisions of Section 607.0602 of the Florida Business Corporation Act, and to be executed in its corporate name this 18th day of April 2010.

GIFT CARD TECHNOLOGIES CORP.

By: /s/ Tammi Shnider

       Tammi Shnider, President